Exhibit 3.112

ARTICLES OF ORGANIZATION

OF

MAGNUM NGLS SOLUTION MINING LLC

The undersigned person, desiring to organize a limited liability company under and pursuant to the Utah Revised Limited Liability Company Act, Utah Code Ann. §48-2c-101 et seq. (as amended from time to time, the “Act”), hereby adopts the following Articles of Organization for such limited liability company.

ARTICLE 1

NAME

The name of the limited liability company hereby formed is “Magnum NGLs Solution Mining LLC” (the “Company”).

ARTICLE 2

BUSINESS PURPOSE

The business purpose for which the Company is organized is to engage in and transact any and all business and related activities that may lawfully be engaged in and transacted by limited liability companies formed under the Act, including mining and any related activities.

ARTICLE 3

REGISTERED AGENT

The name and street address of the Company’s commercial registered agent in the State of Utah is DJP Corporate Services Salt Lake, 111 East Broadway, Suite 900, Salt Lake City, UT 84111. By signing below, the undersigned affirms that said entity has consented to serve as the registered agent for the Company.

ARTICLE 4

MANAGEMENT

The Company is to be managed by one or more managers. The name and street address of the person who shall serve as the initial manager is:

Craig Broussard

3165 East Millrock Drive, Suite 330

Holladay, Utah 84121

Such person shall serve as manager until its successor is duly appointed pursuant to the operating agreement of the Company or applicable law. The number of persons who may be appointed as managers shall be established pursuant to the Company’s operating agreement or applicable law. Unless otherwise directed, there shall be only one manager.

IN WITNESS WHEREOF, the undersigned, as the organizer, declares and affirms, under penalty of perjury, that the facts stated in these Articles of Organization are true this 18th day of March 2013.

/s/ Elisabeth Smith
Elisabeth Smith, Organizer Durham Jones and Pinegar, P.C. 111 East Broadway, Suite 900 Salt Lake City, UT 84111